QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.104

SEPARATION AGREEMENT

        This Separation Agreement ("Agreement"), is entered into by and between William J. Heller ("WJH"), an individual, and Edison Mission Energy ("EME"), a Delaware corporation. This Agreement will be considered effective at the close of business on July 31, 2002, provided it is executed by WJH no later than that date and it is not revoked by WJH within seven days after he signs it.

RECITALS

        WHEREAS, WJH is currently employed as President and Chief Executive Officer of EME;

        WHEREAS, WJH and EME have mutually agreed that WJH will resign as an officer and as an employee of EME; and

        WHEREAS, EME and WJH (collectively, the "Parties") wish to compromise, resolve, settle, and terminate any dispute or claim with respect to WJH's employment or the termination of his employment with EME and its affiliates;

        NOW, THEREFORE, in consideration of the mutual agreements and covenants of the Parties herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

        1.    WJH will irrevocably resign as an officer of, and terminate employment with, EME and its affiliates by executing the letter attached hereto as Exhibit A and incorporated herein by reference. WJH's resignation and employment termination will be effective at the close of business on July 31, 2002 ("Separation Date").

        2.    WJH will receive the benefits as provided in this Section 2, subject to approval by the EME Board of Directors and the Edison International Compensation and Executive Personnel Committee.

  a.
  Cash Benefit. EME pay to WJH a non-discounted cash amount equal to the sum of the following:

  i.
  an amount equal to WJH's accrued and unpaid base salary and vacation pay through the Separation Date (to the extent that such amounts have not previously been paid);

  ii.
  $440,000 (determined to be the amount equal to one times the highest rate of WJH's annualized base salary in effect at any time during the 24-month period ending on the Separation Date;

  iii.
  $179,372 (determined to be the pro rata portion of WJH's highest annual executive incentive award target percentage in effect at any time during the 24-month period ending on the Separation Date multiplied by the WJH's highest annualized base salary in effect at any time during such 24-month period, based on the number of weekdays that elapsed in the 2002 calendar year between the start of the year and the Separation Date); and

  iv.
  $308,000 (determined to be the amount calculated under paragraph 2(a)(ii) multiplied by WJH's highest annual executive incentive award target percentage in effect at any time during the 24-month period ending on the Separation Date).

    The amount determined under this Subsection 2(a) shall be paid, as a lump sum within two weeks after the Separation Date.

  b.
  Health Care Coverage Benefit. WJH will receive an extension of health care coverage for a period following the Separation Date equal to 12 months. Any continued coverage in accordance with the preceding sentence shall be on terms similar to those as in effect under EME's health care program (including applicable provision's of EME's expatriate health program) in effect with respect to WJH immediately before the Separation Date and based on the WJH's coverage elections in effect at such time. EME shall not be obligated to continue such coverage if WJH obtains similar coverage from any successor employer. EME shall give WJH the required COBRA benefit continuation notice prior to, and WJH's eligibility for continuation benefits under COBRA shall commence as of, the end of the 12-month period set forth above.

  c.
  Executive Retirement Plan Enhanced Benefit. WJH will receive an additional year of service credit and an additional year of age credit for purposes of calculating his pension benefit under the Executive Retirement Plan and will be deemed to be fully vested in such benefit. The Executive Retirement Plan benefit will be paid or payments will commence within 30 days after the date WJH actually attains age 55, or as soon thereafter as practicable. The form of payment will be determined in accordance with the Executive Retirement Plan, except that the WJH may by written notice to the Edison International Manager of Executive Compensation at least 90 days before he attains age 55 elect an optional form of payment from any of the retirement payment options available under the Executive Retirement Plan, in which case the Executive Retirement Plan benefit will be paid in the form so elected by WJH.

  d.
  Executive Deferred Compensation Plan Enhanced Benefit. WJH shall be deemed to be fully vested in any of his unvested Executive Deferred Compensation Plan (EDCP) benefits. The EDCP benefits will be paid in a lump sum 18 months after the Separation Date unless WJH makes an election as provided in the next sentence within 12 months of the Separation Date. WJH may, on such form and in such manner as the Company may prescribe, make a special EDCP benefit election (a) to commence payment of his EDCP benefits as soon as administratively practicable (i) six months after the date of such election, or (ii) following his attainment of age 55, and (b) to specify the form of payment from among those otherwise available under the EDCP for a termination of employment due to retirement or resignation. WJH's unpaid EDCP account balance will be credited with interest following the Separation Date at the same rate that is then applicable to active employees' EDCP accounts. The pre-retirement survivor benefit described in section 8.1 of the EDCP, including doubling of the account balance, will remain in effect for 12 months following the Separation Date.

  e.
  Stock Options and Dividend Equivalents. The Stock Options and Dividend Equivalents previously granted shall be vested in the amounts set forth on Exhibit B. Subject to the following two sentences, WJH shall have one year after the Separation Date to exercise his vested Stock Options and Dividend Equivalents that were vested and outstanding as of the Separation Date or vested in connection with the termination of his employment. Stock Options and Dividend Equivalents are subject to earlier termination upon the stated expiration date of the award, or in accordance with the adjustment or change in control provisions of the plan under which they were granted. Vested Dividend Equivalents may only be exercised to the extent earned and remain subject to the applicable performance provisions.

  f.
  Performance Shares. The Performance Share previously granted shall be vested in the amounts set forth on Exhibit C. Payout of WJH's vested Performance Shares shall otherwise remain subject to the provisions applicable to the respective grant. WJH's payout with respect to the vested portion of a Performance Share grant shall occur when active employees receive payment for their similar Performance Share grants.

  g.
  2001 Retention Program Awards. The unpaid portion of WJH's 2001 Retention Program Award will fully vest as set forth on Exhibit D and be paid on or as soon as practicable after the Separation Date.

  h.
  Stock Option Retention Exchange Deferred Stock Units. The Deferred Stock Units previously granted to WJH in the Stock Option Retention Exchange shall be vested in the amounts set forth on Exhibit E. WJH's payout with respect to the vested portion of the Deferred Stock Units shall occur when active employees receive payment for their similar Deferred Stock Unit grants.

  i.
  Estate and Financial Planning Extension. WJH will be entitled to reimbursement of up to $10,000 for estate and financial planning costs incurred in the one-year period commencing on the Separation Date.

  j.
  Executive Health Enhancement Extension. WJH will be entitled to reimbursement of up to $1,000 for physical examination and preventive health care costs incurred in the one-year period commencing on the Separation Date.

  k.
  Survivor Benefit Plan Extension. WJH will be entitled to continued coverage under the Survivor Benefit Plan component of the Southern California Edison Company Executive Disability and Survivor Benefit Program for the one-year period commencing on the Separation Date.

  l.
  Outplacement Benefit. WJH shall be entitled to reimbursement of up to $20,000 for outplacement costs incurred in the two-year period commencing on the Separation Date.

  m.
  Educational Assistance Benefit. WJH shall be entitled to the educational assistance benefit to which he would have been entitled (if he had not been an executive) under the non-executive severance plan maintained by EME as of the Separation Date.

  n.
  Transition Expenses. WJH will receive a cash payment of $150,000 in a lump sum within two weeks after the Separation Date to assist with WJH's transition expenses.

  o.
  London Accommodations. To assist WJH in continuing to have his family living in London during his transition, EME will pay WJH $15,000 per month for his family's living accommodations in the London area; provided, however, that such payments shall continue for no more than 12 months commencing on the Separation Date. WJH shall provide EME with monthly confirmation of his family's continued residence in the London area.

  p.
  Leased Automobiles. For one month after the Separation Date, EME will continue to pay the lease costs for the two automobiles EME has been leasing for WJH's use.

  q.
  Tax Preparation. EME will pay the reasonable expenses of Peter Sutro and Deloitte & Touche related to completing WJH's tax computations consistent with EME's expatriate tax equalization policy up to a maximum amount of $20,000. EME will continue to be responsible for tax assistance in accordance with the Tax Equalization provisions of Sections 15 and 17 of EME's International Assignment Policy dated January 1, 1997 until the final tax settlement computation is made. The Tax Equalization will continue in effect with respect to WJH's EME compensation up to the Separation Date, including, but not limited to, income related to providing his family residence and automobile in the London area for the portion of 2002 prior to the Separation Date.

  r.
  Contract Costs. EME will pay WJH $7,500 in the aggregate for the reasonable fees and costs of any attorney, financial advisor, accountant and/or other professional advising and assisting him in the negotiations of this Agreement.

        3.    WJH acknowledges that he is in possession of confidential information, including trade secret and business information, not publicly available concerning EME and its affiliates. WJH specifically agrees that he will not at any time, in any fashion, form, or manner, use or divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any information not publicly available concerning matters affecting or relating to the business of EME and its affiliates that has come to his attention during his employment with Edison International and EME, unless authorized in writing by the General Counsel of EME, or required by law. Before making any legally required disclosure, WJH shall give EME as much advance written notice as possible. WJH agrees that any violation of this Paragraph 3 shall constitute a material breach of this Agreement and that EME shall be entitled to injunctive interim relief pending arbitration to halt and/or prohibit any actual or threatened use, disclosure, publication, or circulation of the information protected by this Paragraph 3.

        4.    WJH acknowledges and understands that the confidentiality of this Agreement is of the utmost concern to EME, and that this Agreement would not have been entered into by EME without his promise to keep such matter confidential. Accordingly, WJH agrees that the terms and conditions of this Agreement and the Agreement document itself will remain confidential until public disclosure is made pursuant to Security and Exchange Commission rules; provided, however, that WJH may disclose the agreement to his family and his legal and financial advisors who will also be advised of its confidentiality and who will agree to be bound by this confidentiality agreement.

        5.    WJH and EME expressly agree that, except to the extent this Agreement imposes obligations upon the Parties, this Agreement will never, at any time, for any purpose whatsoever, be considered as an admission of liability or responsibility of the Parties or either of them. Moreover, neither this Agreement nor anything in this Agreement will be construed to be or will be admissible in any proceeding as evidence of or an admission by EME or its affiliates, of any violation of its or their policies or procedures, or of state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the terms of the Agreement. Such introduction must be pursuant to an order protecting the confidentiality of this Agreement.

        6.    EME may withhold from any compensation or benefits payable under this Agreement all federal, state and other taxes as may be required pursuant to any law or governmental regulation or ruling. WJH agrees that he will be exclusively liable for the payment of all federal, state and other taxes which may be due from him as the result of the consideration received under the terms of this Agreement.

        7.    Any controversy or claim arising out of or relating to this Agreement or breach thereof which cannot be resolved by the Parties will be settled by arbitration to be held in the County of Los Angeles in accordance with the Rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected as follows: if the Parties cannot agree on an arbitrator, AAA shall then provide the names of nine available arbitrators experienced in business employment matters along with their resumes and fee schedules. EME and WJH may strike all names on the list either deems unacceptable. If more than one name remains on the list acceptable to both EME and WJH, the Parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no name remains on the list acceptable to both EME and WJH, AAA shall furnish an additional list or lists until an arbitrator is selected. The Parties will equally divide the arbitrator's fee. In the event that there is an adversarial proceeding, or proceedings as referenced herein, arising out of the subject matter of this Agreement or the breach or alleged breach of this Agreement, or to enforce or interpret this Agreement, the prevailing party will recover against the other party reasonable attorneys' fees, expenses and costs, including its one-half share of the arbitrator's fee, incurred in connection with such proceedings.

        8.    Neither this Agreement nor any right or interest hereunder will be assignable by WJH without EME's prior written consent. Nothing herein will restrict WJH's right to designate beneficiaries under any of the plans in which he is a participant, provided such designations are not prohibited by the applicable plan documents and are otherwise lawful, or to transfer rights to income to any trust or other entity which he may establish for estate planning purposes. Except as required by law, no right to receive payments under this Agreement will be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt to effect such action will be null, void and of no effect.

        9.    No provision of this Agreement may be amended, modified or waived except by written agreement signed by the Parties.

        10.  Benefits that have accrued and vested under the terms and conditions of the Southern California Edison Company Retirement Plan and Stock Savings Plus Plan and the Edison International Affiliate Option Deferred Compensation Plan are unaffected by this Agreement. With that exception, WJH, on his own behalf, and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, as such, does hereby covenant not to sue and acknowledges complete satisfaction of and hereby releases, absolves and discharges Edison International, EME and their successors and assigns, subsidiaries, divisions and affiliated corporations, past and present, and their directors, officers, shareholders, agents, attorneys, insurers, employees, benefit plans, and administrators, trustees and other fiduciaries of such plans, past and present, and each of them, as such (hereinafter in this Agreement collectively referred to as "Releasees") with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature, known or unknown, in law, equity or otherwise, without any exception whatsoever, which WJH now owns or holds or has at any time heretofore owned or held, as against said Releasees, or any of them, arising out of or in any way concerning the events and/or circumstances surrounding his employment with Edison International or EME, or separation therefrom. This release includes, but is not limited to, any and all claims WJH may have under:

  a.
  any federal, state, or local law, regulation, or order relating to civil rights or employment discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, national origin, disability, veteran status, marital status, and/or sexual orientation, including but not limited to, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the California Constitution; as well as

  b.
  any federal, state, or local law, regulation, or order relating to wage and hour or labor and employment matters; as well as

  c.
  any contract, tort, statutory or common law claim of any kind or description; as well as

  d.
  any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance, long term disability, or any other fringe benefit.

        WJH acknowledges that this release expressly applies to claims of the type asserted in the actions entitled James V. Iaco v. Edison Mission Energy, and Edison International, LASC BS071131 and LASC BC276653.

        11.  WJH understands and expressly agrees that the release given by him in Section 10, above, without any exception whatsoever (except as specifically provided in the first clause of the second sentence therein), extends to all claims, injuries, damages or losses to his person and property, whether known, unknown, foreseen, patent or latent, which he may have against the Releasees or any of them, arising out of or in any way concerning the events and/or circumstances surrounding his employment with Edison International or EME, or separation therefrom; and, in respect thereto, WJH specifically and expressly waives all the rights he might have under SECTION 1542 of the CALIFORNIA CIVIL CODE which provides as follows:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF

    EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        12.  WJH agrees not to initiate, participate, or aid, in any way, in any lawsuit or proceeding upon any claim released by him under Paragraph 10 of this Agreement. WJH acknowledges that a violation of the promise in the preceding sentence will be a material breach of this Agreement. This Paragraph 12 shall not prohibit WJH from participating in an investigation or proceeding regarding any such claim if he is requested to do so by a state or federal agency. But, before participating, WJH shall promptly notify EME in writing of any such state or federal agency request.

        13.  In connection with the release of all his rights or claims under the Age Discrimination in Employment Act of 1967, as amended, if any such rights or claims exist, WJH expressly acknowledges and agrees that:

  a.
  he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

  b.
  he is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

  c.
  he was given a copy of this Agreement on July 17, 2002, informed that he had 21 days within which to consider the Agreement and that he could use as much of this 21-day period as he wished, and if he executed this Agreement before expiration of that 21-day period, he did so voluntarily; and

  d.
  he was informed that he had seven days following the date of execution of the Agreement in which to revoke the Agreement.

        WJH may revoke this Agreement by delivering written notice to the Vice President, Human Resources, Edison Mission Energy, 18101 Von Karman Avenue, Irvine, California 92612, no later than the close of business on the seventh calendar day after he signs the Agreement.

        14.  WJH agrees to indemnify Releasees against, and hold the Releasees harmless from, any and all claims, damages or liabilities, including reasonable attorneys' fees, sustained by EME and/or any other Releasee as a result of his breaching the covenants, warranties, and representations undertaken by him under the provisions of this Agreement.

        15.  This Agreement will be deemed to have been entered into in the State of California and all questions concerning the validity, interpretation or performance of any of its terms or provisions, or of any rights or obligations of the Parties hereto, will be governed and resolved in accordance with the laws of the State of California. Furthermore, no provision of this Agreement is to be interpreted for or against either party because that party, or his legal representative, drafted such provision.

        16.  The Parties agree that either of them has had the right throughout the entire period of any employment relationship between them to terminate that relationship at any time with or without cause, and that nothing in this Agreement creates or is evidence of an employment contract between WJH and any Releasee. Except as otherwise may be provided herein, WJH agrees to return all property, documents, and information belonging to EME or any of its affiliates by the close of business on July 31, 2002, his last actual day at work. Except as provided in this Agreement, no Releasee shall have any further obligation whatsoever to WJH, and WJH shall have no further obligation to any Releasee in connection with or arising from any employment relationship that may have existed between EME, any of their affiliates, or any other Releasee, on the one hand, and WJH, on the other hand, before that date, and no such employment relationship shall be resumed at any time in the future.

        17.  WJH represents and agrees that he has carefully read and understands this Agreement, and agrees that neither EME, nor any officer, agent or employee of EME or any other Edison International affiliate, has made any representations other than those contained herein. Further WJH and EME expressly agree that they have entered into this Agreement freely and voluntarily and without pressure or coercion from another party or from their respective officers, agents, employees, or anyone else acting on their behalf. WJH further expressly agrees that prior to the execution of this Agreement, he was advised to seek independent legal advice concerning the terms, conditions and effect of this Agreement.

        18.  WJH and EME represent and agree that this Agreement contains the entire agreement and understanding between the Parties hereto concerning WJH's employment with and separation of employment from EME, and other subject matters addressed herein. WJH and EME further represent and agree that this Agreement supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, including without limitation WJH's employment letter dated November 16, 1995, concerning the subject matter hereof, and that this is an integrated agreement, the terms of which are contractual in nature and not a mere recital.

        19.  If any provision of this Agreement or the application thereof is held invalid, the invalidity will not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications, and to this extent, the provisions of this Agreement are declared to be severable.

        20.  This Agreement may be executed in counterparts, and each counterpart, when executed, will have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates opposite their signatures.

        I declare under penalty of perjury under the laws of the State of California that I have carefully read the foregoing Agreement and know and fully understand the terms and contents thereof and I accept and agree to the provisions it contains and hereby execute it voluntarily and as my own free act with full understanding of its consequences.

DATED: [July 18, 2002]			/s/ W. J. HELLER William J. Heller
at	[Irvine, California]	..

        I warrant and represent that I have the authority to execute this Agreement on behalf of Edison Mission Energy.

EDISON MISSION ENERGY
DATED: [July 29, 2002]			By	/s/ RAYMOND W. VICKERS
			Title:	[Senior Vice President & General Counsel]
at	[Irvine, CA, USA]	..

SPOUSE'S STATEMENT

        I have carefully read the foregoing Agreement and I know and fully understand the terms and contents thereof. I understand that California is a community property state and to the extent I now or in the future may have any right, title or interest in anything released, bargained for, received, or agreed to in the Agreement, I hereby expressly agree to be completely bound by all provisions of the Agreement. I have signed this statement as my own free act.

DATED: [July 22, 2002]		/s/ BETH MOSS HELLER Spouse
at	[London, England].
WITNESSED BY:
DATED: [7-22-02]		[Illegible]

Exhibit A

Edison Mission Energy
18101 Von Karman Avenue
Irvine, California 92612

    Re:
    Resignation

        This is to advise you that effective at the close of business on July 31, 2002, I hereby irrevocably and voluntarily terminate my employment and resign as President and Chief Executive Officer of Edison Mission Energy. I also resign as of that date from any other appointed or elected positions I may hold at any affiliated company.

        I will not seek reemployment with Edison Mission Energy or any of its affiliates.

Sincerely yours,
/s/ W. J. HELLER William J. Heller
AGREED TO AND ACCEPTED BY
/s/ RAYMOND W. VICKERS Raymond W. Vickers	DATE: [July 29, 2002]

Exhibit B

Edison International Nonqualified Stock Options
and Dividend Equivalents

Grant Date	Vested Options #	Exercise Price $
1/2/96	26,750	17.625
1/2/97	28,000	19.75
1/2/98	33,100	27.25
1/4/99	113,200	28.125
5/30/02	20,756	18,725

Expiration Date: August 1, 2003.

Note: The 1/2/96 and 1/2/97 option grants include dividend equivalents that will payout when the option is exercised, or when the option expires unexercised.

Exhibit C

Edison International Performance Shares

Grant Date	Vested Units #
01/03/00	1,795
01/02/01	7,903
01/02/02	6,482

Exhibit D

Edison International Retention Incentives

Grant Date	Vested Units #
2001	15,457

Exhibit E

Edison International Stock Option Retention Exchange
Deferred Stock Units

Grant Date	Vested Units #
11/29/01	21,933

QuickLinks

  Exhibit 10.104